Exhibit 10.1

Summary of Annual Cash Bonus Plan

      Park-Ohio Holdings Corp. (the “Company”), through its subsidiary Park-Ohio Industries Inc., has an annual cash bonus plan for its current Chief Executive Officer. The Compensation Committee of the Board of Directors of the Company annually determines the performance criteria upon which awards under the plan will be based. For the 2005 – 2007 years, the Compensation Committee has determined that Mr. Edward Crawford, the Chairman and Chief Executive Officer of the Company, will be entitled to an award equal to 4% of the Company’s consolidated adjusted net income.